Exhibit 23.1

CONSENT OF INDEPENDENT AUDITORS

The Board of Directors
Ebix, Inc.

We consent to the use in this Form 8-K/A of Ebix, Inc., of our report dated October 15, 2008, relating to our audit of the financial statements of Acclamation Systems, Inc. as of December 31, 2007, and for the year then ended and for the review of the financial statements for the six months ended June 30, 2008.

/s/ Habif, Arogeti & Wynne, LLP

Atlanta, Georgia
October 16, 2008